Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”) dated May 3, 2006 to the AGREEMENT AND PLAN OF MERGER dated as of March 7, 2006 (the “Original Agreement”), among SOURCECORP, Incorporated, a Delaware corporation, CorpSource Holdings, LLC, a Delaware limited liability company and CorpSource MergerSub, Inc., a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend certain provisions of the Original Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, pursuant to Section 9.2 of the Original Agreement and in consideration of the mutual representations, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Original Agreement as follows:

1.                                       Amendments.

(a)                                  Section 6.2(a)(ii)(A) of the Original Agreement is hereby amended by inserting the phrase “(or has indicated that such Person will make)” immediately following the phrase “provide information, data, access to its properties, assets, employees or Representatives in response to a request therefor by a Person who has made”.

(b)                                 Section 8.5(b) of the Original Agreement is hereby amended by deleting the amount “$15,000,000” immediately following the phrase “pay Purchaser a cash fee equal to” and inserting the amount “$12,500,000” in lieu thereof.

2.                                       Effect of Amendment.

Except as amended and set forth above, the Original Agreement shall continue in full force and effect, enforceable in accordance with its terms. Except as expressly set forth herein, this Amendment is not a consent to any waiver or modification of any other terms or conditions of the Original Agreement or any of the instruments or documents referred to in the Original Agreement and shall not prejudice any right or rights which the parties thereto may now or hereafter have under or in connection with the Original Agreement or any of the instruments or documents referred to therein. After the date hereof, any reference to the Original Agreement shall mean the Original Agreement as amended hereby.

3.                                       Governing Law.

THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

4.                                       Counterparts.

This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

* * *

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

SOURCECORP, Incorporated

By:	/s/ Thomas C. Walker
	Name:	Thomas C. Walker
	Title:	Chairman and Chief Development Officer

CorpSource Holdings, LLC

By:	/s/ Marc E. Becker
	Name:	Marc E. Becker
	Title:	President

CorpSource MergerSub, Inc.

By:	/s/ Marc E. Becker
	Name:	Marc E. Becker
	Title:	President